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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
NETEGRITY, INC.
(Name of Registrant as Specified In Its Charter)
COMPUTER ASSOCIATES INTERNATIONAL, INC.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Computer Associates International, Inc.
Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: Netegrity, Inc.
Commission File No.: 1-10139

        On October 6, 2004, Computer Associates International, Inc., issued the following press release:

Contacts:	Shannon Lapierre Public Relations (631) 342-3839 shannon.lapierre@ca.com	Maureen May Investor Relations (631) 342-6193 maureen.may@ca.com

COMPUTER ASSOCIATES TO ACQUIRE NETEGRITY

  •
  All Cash Merger Transaction Valued at Approximately $430 Million

  •
  Identity and Access Management Acquisition Strengthens CA's Enterprise Security Position

  •
  Will Hold Webcast Today at 9:30 a.m. EDT at http://ca.com/invest

ISLANDIA, N.Y., October 6, 2004—Computer Associates International, Inc. (NYSE:CA) today announced it has signed a definitive agreement to acquire Netegrity, Inc. (NASDAQ:NETE), a leading provider of security software solutions, in an all cash merger valued at approximately $430 million or $10.75 per fully diluted common share, or approximately $340 million net of the cash and marketable securities on Netegrity's balance sheet.

The acquisition is subject to customary regulatory approvals and the approval of Netegrity's shareholders, and is expected to be completed in the next 90 days. Stockholders representing approximately 10 percent of the outstanding Netegrity shares have executed voting agreements pursuant to which they have agreed to vote in favor of the transaction.

"CA continues to move forward and align its resources and investments with the company's strategic growth opportunities: internal development, geographic expansion, new routes to market and acquisitions," said CA's Chief Executive Officer Kenneth Cron. "By adding the best Web security product on the market to its portfolio, CA significantly strengthens its leading position in identity and access management (IAM). Security continues to be critically important to CA, and we will ensure that we offer customers the broadest and deepest IAM suite in the industry."

The acquisition is expected to be neutral in fiscal 2005 and slightly accretive in fiscal 2006 on a GAAP basis through cost synergies alone.

"CA conducted extensive due diligence of Netegrity," said CA's Chief Operating Officer Jeff Clarke. "I am confident this acquisition will deliver a financial return in excess of our weighted average cost of capital. In addition, we believe there is the potential for substantial upside through revenue synergies.

"We were informed of Netegrity's earnings preannouncement and priced our offer accordingly. This acquisition will continue to build CA's leadership position in security management. Our balance sheet is solid, and as we continue to see opportunities for consolidation throughout the industry, we will leverage these opportunities to round out our product portfolio and build out our enterprise infrastructure management strategy," added Clarke.

Netegrity's operations will be integrated with CA's eTrust Identity and Access Management group. CA is currently evaluating the significant cost efficiencies associated with the integration. It is anticipated that the vast majority of Netegrity's approximately 400 employees will remain with CA.

"Our customers are looking to reduce costs, increase productivity and provide secure environments for their businesses," said Russ Artzt, CA's executive vice president for eTrust Solutions. "Suites of products that are well integrated and have all the necessary IAM functionality provide the answer to many of our customers' concerns.

"A secure environment starts with access management, which is why it is critically important to have the best solution. Netegrity is the clear leader in extranet access management and is a significant player in the emerging provisioning market. In addition, Netegrity has a focused sales team, enhanced by skilled solution architects and software development teams. We're proud to have them join CA," added Artzt.

eTrust Identity and Access Management Suite is a complete, standards-based solution for automating and integrating identity and access management across enterprise, customer and partner environments.

In addition to its market-leading access management solution for Web-based and enterprise applications, SiteMinder, Netegrity also offers TransactionMinder, the industry's first policy- based solution to secure access to Web services; IdentityMinder Web Edition, a flexible, roles-based user administration and access management solution for Web-based applications; and IdentityMinder eProvision, a comprehensive solution for creating, modifying and terminating identity-based access to enterprise systems and physical resources.

Webcast

CA will hold a webcast to discuss the strategic acquisition at 9:30 a.m. EDT today. On the webcast will be Cron, Clarke and Artzt, as well as Netegrity's Chairman, President and Chief Executive Officer, Barry Bycoff. Investors and the media can access the webcast at http://ca.com/invest

About CA

Computer Associates International, Inc. (NYSE:CA), the world's largest management software company, delivers software and services across operations, security, storage, life cycle and service management to optimize the performance, reliability and efficiency of enterprise IT environments. Founded in 1976, CA is headquartered in Islandia, N.Y. and operates in more than 100 countries. For more information, please visit http://ca.com.

About Netegrity

Netegrity, Inc. is a leading provider of security software solutions that securely manage identities and their access to enterprise information assets, letting business in while keeping risk out. Netegrity provides a comprehensive identity and access management product line for continuously evolving computing environments, including legacy, Web, and service-oriented architectures. Netegrity's flexible, standards-based offerings are designed to increase security, reduce administrative costs, and enable revenue enhancement. Supported by a network of over 1200 trained integration consultants and over 200 technology partners, Netegrity solutions are licensed for more than 350 million users at over 850 organizations worldwide, including more than half of the Fortune 100. For more information, visit http://www.netegrity.com.

Certain statements in this press release may constitute "forward-looking statements." Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include the following: the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected time-frames or at all and to successfully integrate Netegrity's operations into those of Computer Associates; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees at Netegrity; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; and the parties' ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger; the Computer Associates deferred prosecution agreement with the United States Attorney's Office of the Eastern District, including that Computer Associates could be charged with criminal offenses if the Computer Associates violates this agreement; civil litigation arising out of the matters that are the subject of the

Department of Justice and the Securities and Exchange Commission ("SEC") investigations, including shareholder derivative litigation; Computer Associates and Netegrity are subject to intense competition; risks associated with the recent loss and ongoing replacement of key personnel; our products must remain compatible with, and our product development is dependent upon access to, changing operating environments; we have a significant amount of debt; our credit ratings have been downgraded and could be downgraded further; customers are still adapting to Computer Associates' Business Model; the failure to protect our intellectual property rights may weaken our competitive position; we may become dependent upon large transactions; customer decisions are influenced by general economic conditions; third parties may claim that our products infringe their intellectual property rights; fluctuations in foreign currencies could result in transaction losses; acts of war and terrorism may adversely affect our business; the volatility of the international marketplace; and the other factors discussed in "Risk Factors" in the Computer Associates' Annual Report or Form 10-K for the most recently ended fiscal year and Computer Associate's other filings with the SEC, which are available at http://www.sec.gov. Computer Associates assumes no obligation to update the information in this release, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Netegrity by Computer Associates. In connection with the proposed acquisition, Computer Associates and Netegrity intend to file relevant materials with the SEC, including Netegrity's proxy statement on Schedule 14A. STOCKHOLDERS OF NETEGRITY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING NETEGRITY'S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC's web site, http://www.sec.gov, and Netegrity stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Netegrity. Such documents are not currently available.

Participants in Solicitation

Computer Associates and its directors and executive officers, and Netegrity and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Netegrity common stock in respect of the proposed transaction. Information about the directors and executive officers of Computer Associates is set forth in the proxy statement for Computer Associates' 2004 Annual Meeting of Stockholders, which was filed with the SEC on July 29, 2004. Information about the directors and executive officers of Netegrity is set forth in the proxy statement for Netegrity's 2004 Annual Meeting of Stockholders, which was filed with the SEC on March 31, 2004. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition when it becomes available.

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© 2004 Computer Associates International, Inc. One Computer Associates Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

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COMPUTER ASSOCIATES TO ACQUIRE NETEGRITY